Exhibit 99.1

Toreador Energy France S.C.S 9 rue Seribe 75009 Paris France 33 1 47 03 34 24 Fax 33 1 47 03 33 71	Toreador Resources 13760 Noel Road Suite 1100 Dallas, Texas 75240 214 559 3933 Fax 214 559 3945 www.toreador.net

NEWS RELEASE

TOREADOR ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Company Continues To Make Significant Progress in Reducing Debt and Focusing Asset Portfolio

DALLAS, TEXAS — (May 11, 2009) — Toreador Resources Corporation (NASDAQ: TRGL) today announced first quarter 2009 financial results.

Craig McKenzie, President and CEO of Toreador, said “Despite the current challenging environment, we have improved the performance of the Company’s operations and have significantly reduced costs and debt.  The delivery of our 2009 strategic platform is on track, and we will continue to pursue any and all steps to enhance shareholder value.”

FIRST QUARTER 2009 FINANCIAL RESULTS

	Three months ended
	Mar. 31,		Change	Change
($ millions, except where noted)	2009	2008	(units)	(%)
Revenue	$3.4	$8.9	$(5.5)	-62%
Operating income (loss)	$(5.5)	$0.7	$(6.2)	-886%
Loss from discontinued operations	$(4.7)	$(3.4)	$(1.3)	38%
Loss available to common shares	$(10.9)	$(4.4)	$(6.5)	148%
Basic loss per share ($/share)	$(0.54)	$(0.22)	$(0.3)	145%
Diluted loss per share ($/share)	$(0.54)	$(0.22)	$(0.3)	145%
Capital expenditures	$0.53	$5.3	$(4.8)	-90%
Production (MBOE)	84	95	(11)	-12%
Average realized price ($/BOE)	$39.20	$92.93	$(53.73)	-58%

Revenues for the first quarter 2009 were $3.4 million compared to $8.9 million in the same period last year, a decrease primarily due to the decline in the average price received for our French oil production and a general decrease in oil production.

Operating expenses for the first quarter 2009 were $8.9 million compared to $8.2 million in the first quarter of 2008, an increase primarily due to costs associated with the relocation of our headquarters from Dallas, Texas to Paris, France.  Operating expenses for the first quarter of 2009 include, in part, $1.7 million of costs associated with various administrative, relocation and severance expenses related to the relocation of our headquarters, $0.8 million of costs related to the resignation of Toreador’s former CEO and $0.29 million in stock compensation.  Excluding these items from total general and administrative expenses, the overall general and administrative expenses for the first quarter of 2009 decreased from $3.2 million to $2.2 million, a 31% decrease compared to the first quarter of 2008.

Lease operating expenses for the first quarter 2009 were $1.8 million, a slight decrease compared to $1.9 million in the first quarter of 2008. This decrease is primarily due to the currency effect due to the strengthening of the U. S. Dollar compared to Euro in the first quarter of 2009.

Depreciation, depletion and amortization expense for the first quarter 2009 was $1.7 million compared to $1.2 million in the first quarter of 2008. This increase is due primarily to the reduction in proved reserves at December 31, 2008, as a result of the $34.72 per barrel year-end oil price used for the reserves evaluation.

In the first quarter of 2009 the Company recorded a loss from discontinued operations of $4.7 million as compared to a loss of $3.4 million for the comparable period of 2008. The primary reasons for the increase are 1) for the quarter ended March 31, 2008 we recorded depreciation, depletion and amortization expense of $5.7 million while in the comparable period in 2009 there was no depreciation, depletion and amortization expenses recorded since Turkey is accounted for as a discontinued operation; 2) for the quarter ended March 31, 2009, we recorded an impairment of oil and natural gas properties in Turkey of $5.3 million due to the 25% reduction in the posted price of natural gas that was announced by the Prime Minister of Turkey on May 1, 2009; 3) in the first quarter of 2009 Toreador recorded $4.9 million in additional compensation and interest expense associated with the payoff of the credit facility with the International Finance Corporation; 4) in connection with Toreador farming out or selling all of its working interests in Romania and closing its office there, Toreador recorded a gain on the sale of property of $5.8 million for the first quarter of 2009, which had previously been recorded on the balance sheet as “Other comprehensive income”; 5) the Company recorded revenue minus lease operating expense of $1.1 million in the first quarter of 2009 due to the sale to Petrol Ofisi of a 26.75% interest in the South Akcakoca Sub-Basin, as compared to $3.6 million in the comparable period of 2008; and 6) exploration expenses, general and administrative expense, other income and expense and income tax expenses totaled $1.4 million for the three months ended March 31, 2009, as compared to $1.2 million for the comparable period in 2008.

As a result of the above, for the three months ended March 31, 2009, the Company reported a loss available to common shares of $10.9 million, or $0.54 per diluted share, compared to a loss available to common shares of $4.4 million in the first quarter of 2008, or $0.22 per diluted share.

Diluted weighted average shares outstanding in the first quarter of 2009 were 20.1 million, compared to 19.7 million diluted weighted average shares outstanding in the first quarter of 2008.

FINANCIAL, OPERATIONAL AND STRATEGIC UPDATE

The Company has taken the following proactive steps in the first quarter of 2009 in line with its 2009 strategic platform:

•                  The elimination of a significant portion of the Company’s debt through the repayment and retirement of the Company’s credit facility and the repurchase of a portion of its outstanding Convertible Senior Notes due 2025, both as described further below.  In the first quarter, net debt was $43.4 million, which is a reduction of 49% from year-end 2008.

•                  The completion of the sale of a 26.75% interest in the South Akcakoca Sub-Basin (SASB) project, located in the Black Sea offshore Turkey, to Petrol Ofisi for $55 million, of which $50 million in proceeds from the sale was paid at closing and the remaining $5 million is payable by Petrol Ofisi on September 1, 2009.  A portion of the net proceeds of the sale to Petrol Ofisi sale was used to fully repay and retire the credit facility with International Finance Corporation.

•                  The repurchase in the open market of $16.7 million face value of our 5% Convertible Senior Notes due 2025 at a purchase price of $12.7 million.  This repurchase will result in a gain of $3.3 million on the early extinguishment of debt, which will be recorded in the second quarter of 2009. After adjusting for the retirement of these notes, the Company’s debt to equity ratio will be 1.76 to 1.

•                  The announcement of administrative priorities including, the relocation of the corporate headquarters from Dallas, Texas to Paris, France and the appointment of Craig M. McKenzie as President and Chief Executive Officer.

•                  The retention of Stellar Energy Advisors, based in London, UK, to manage an open bid process to sell Toreador’s remaining assets in Turkey, including its 10% interest in the SASB, in addition to the onshore production, and 2.2 million net acres in exploration licenses that are currently held. All revenues and expenses associated with our Turkish operation for the three months ended March 31, 2009 have been included in discontinued operations and have been adjusted for 2008 to conform to the 2009 presentation.

•                  Continued development of the Company’s Hungarian assets.  As announced on April 14, 2009, the Balotaszallas-E-1 (“THL Ba-E-1”) well, which is located in the Tompa Block in Hungary, has reached its final total measured depth of 3,620 meters and successfully encountered the target geologic horizon as a 560 meter over-pressured section of predominantly thin, inter-bedded layers comprising siltstones, shale, and sandstones with some interspersed conglomerates. The fracing program is expected to be completed before the end of May 2009 and results by mid-June 2009.

•                  As announced on April 14, 2009, the completion of the Cendere 22 development well in the southeast of Turkey, which reached a total depth of 2,871 meters encountering 21 stands of pure oil during a drill stem test and is currently on production.

•                  The continued expectation that Toreador and its partners HEMA Energy and Sherritt International Oil and Gas Limited will spud its Durusu-1 exploration well in the Black Sea before the end of May 2009.  The Durusu-1 well will target both the Danisman and Osmancik formations with planned total depth of 2,500 meters subsea.

•                  The retention of Gaffney, Cline & Associates, an international oil and gas sector advisory firm, to manage all future reserves verifications.

•                  The adoption of a share buyback program for the repurchase of up to one million common shares of Toreador that may be repurchased in the open market at any time over the next 12 months.  As of March 31, 2009, no shares of Toreador common stock have been repurchased pursuant to the share buyback program.

CONFERENCE CALL

Toreador will host a conference call on May 11, 2009, at 11:00 a.m. Eastern, to discuss financial results and current operations.  The conference leader will be Craig M. McKenzie, President and Chief Executive Officer.

Approximately 10 minutes before the conference call participants who wish to ask questions during the call should dial 1 (877) 941-6009 from within the U.S. or 1 (480) 629-9772 from outside the U.S. and provide the conference ID# 4072481 to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link.

Those unable to participate in the live call may hear the rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or may dial 1 (800) 406-7325 within the U.S. or 1 (303) 590-3030 from outside the U.S., access code 4072481, to listen to a replay of the call.  Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary and Turkey. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Shirley Anderson, +1-469-364-8531

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(In thousands, except per share data)
Oil and natural gas sales	$3,387	$8,850
Operating costs and expenses:
Lease operating	1,788	1,898
Exploration expense	464	669
Depreciation, depletion and amortization	1,656	1,195
General and administrative	5,003	3,892
Loss on oil and gas derivative contracts	—	540
Total operating costs and expenses	8,911	8,194
Operating (loss) income	(5,524)	656
Other income (expense):
Foreign currency exchange gain	96	1,010
Interest and other income	233	286
Interest expense, net of interest capitalized	(1,078)	(1,120)
Total other (expense) income	(749)	176
(Loss) income before taxes	(6,273)	832
Income tax (benefit) provision	(78)	1,879
Loss from continuing operations, net of income taxes	(6,195)	(1,047)
Loss from discontinued operations, net of income taxes	(4,681)	(3,379)
Loss available to common shares	$(10,876)	$(4,426)

Basic income (loss) available to common shares per share:
From continuing operations	$(0.31)	$(0.05)
From discontinued operations	(0.23)	(0.17)
	$(0.54)	$(0.22)

Diluted income (loss) available to common shares per share:
From continuing operations	$(0.31)	$(0.05)
From discontinued operations	(0.23)	(0.17)
	$(0.54)	$(0.22)

Weighted average shares outstanding:
Basic	20,123	19,656
Diluted	20,123	19,656

	March 31,	Dec. 31,
	2009	2008
SELECTED BALANCE SHEET INFORMATION
Cash and cash equivalents	$24,496	$22,379
Total assets	152,043	207,156
Total liabilities	115,955	154,596
Stockholders’ equity	36,088	52,560